Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 28, 2012 and February 23, 2012 respectively, relating to the financial statements and financial highlights of American Funds International Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust and Baillie Gifford International Stock Portfolio appearing in the Annual Report on Form N-CSR of Metropolitan Series Fund, Inc. for the year ended December 31, 2011. We also consent to the reference to us under the heading “Financial Statements and Experts” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 16, 2012